AMENDMENT

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 21st day of February 2018, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Wellington Management Company LLP, a Delaware limited liability partnership (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Amended and Restated Investment Sub-Advisory Agreement dated February 22, 2017 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Small Cap Growth Stock Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement in certain respects, as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Section 5 of the Agreement shall be modified to add new sub-section 5 (c), which provides as follows:

“(c) The Sub-Adviser will not agree to a lower effective fee rate with any other comparable client, as defined hereinafter, without simultaneously offering the same effective fee rate to the Adviser for the Portfolio, pursuant to this Agreement. For purposes of this provision, the term “comparable client” shall mean any person or entity, excluding clients whose fees are based on performance, clients who invest in commingled funds, and clients that have a larger overall investment management relationship with the Sub-Adviser, that (1) enters into an investment management agreement with the Sub-Adviser after the date hereof (that is not a renewal, extension of or an amendment of an existing agreement) for the management of an account that is comparable or smaller in size (either alone or together with other accounts of it and its affiliates) to the Portfolio and (2) receives similar investment management services to those provided to the Portfolio, including without limitation, having comparable investment guidelines, restrictions and objectives. The determination of the applicability of this provision to any comparable client shall be made at the time of the Sub-Adviser’s agreement to an effective fee rate.”

2.	Section 9 of the Agreement shall be modified to provide as follows:

“9. Indemnification. The Sub-Adviser shall bear, and be responsible for, and hold harmless and indemnify the Adviser, the Company and their respective affiliates, directors, officers, shareholders, employees or agents (each, an “Indemnified Party”) from any loss, liability, cost, damage or expense (including reasonable attorneys’ fees and costs) suffered by any Indemnified

Party as a result of: (i) the Sub-Adviser’s material breach of this Agreement; (ii) any third party action or claim against the Sub-Adviser unrelated to this Agreement or Sub-Adviser’s services hereunder, including, but not limited to, actions or claims against the Sub-Adviser under Section 36(b) of the Investment Company Act resulting in the subpoena of an Indemnified Party and/or obligations related to providing testimony, attending depositions or responding to requests for production of materials; and (iii) any untrue statement of a material fact (or an omission of such a statement), related to the Sub-Adviser or the Portfolio, contained in any Registration Statement, Prospectus, or Statement of Additional Information, or any amendment or supplement thereto, if such statement or omission was made in reliance on Sub-Adviser’s current Form ADV or information provided by the Sub-Adviser to the Adviser (whether the information is furnished by the Sub-Adviser in writing or through obtaining Sub-Adviser’s affirmation or approval of such information) for purposes of inclusion in any of the foregoing documents and filings. For purposes of this Section, material breach shall include, without limitation, willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties, reckless disregard of its obligations and duties under this Agreement, violation of applicable law, and any breaches of the representations, warranties and covenants of the Sub-Adviser hereunder. Sub-Adviser’s obligations contained in this Section 9 shall survive the expiration or termination of this Agreement.”

3. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

4. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ STEVEN MUSON

Name:	Steven Muson

Title:	Senior Managing Director

MASON STREET ADVISORS, LLC

By:	/s/ KATE M. FLEMING

Name:	Kate M. Fleming

Title:	President